SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Independent Bank Corp.

(Name of Registrant as Specified In Its Charter)

Independent Bank Corp.

(Name of Person(s) Filing Proxy Statement)

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2004 PROXY STATEMENT

ANNUAL SHAREHOLDERS MEETING

The Annual Shareholders Meeting of Independent Bank Corp. will be held at the

PLIMOTH PLANTATION

137 Warren Avenue on Route 3A
Plymouth, Massachusetts 02360

on April 22, 2004 at 3:30 p.m.

At the Annual Meeting Independent Bank Corp. will ask you to:

(1)	Reelect W. Paul Clark, Benjamin A. Gilmore, II, Christopher Oddleifson, and John H. Spurr, Jr. to serve as Class II Directors; and, to

(2)	Transact any other business which may properly come before the Annual Meeting.

You may vote at the Annual Meeting if you were a stockholder of record at the close of business on February 27, 2004.

By Order of the Independent Bank Corp. Board of Directors

Linda M. Campion
Clerk

Rockland, Massachusetts
March 10, 2004

PROXY VOTING OPTIONS: TELEPHONE/INTERNET/PROXY CARD

YOUR VOTE IS IMPORTANT

We urge you to vote your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed Proxy Card at your earliest convenience. It is important that your shares be represented, regardless of the number that you own, and you can help ensure the presence of a quorum at the Annual Meeting by casting your vote. Promptly voting your shares will save the Company the expense and extra work of additional proxy solicitation. Submitting your proxy now will not prevent you from voting at the Annual Meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. You also help Independent Bank Corp. reduce postage and proxy tabulation costs by using the Internet or telephone. Please follow the instructions on the Proxy Card to vote by the Internet or telephone.

Or, if you prefer, you can return the enclosed Proxy Card in the envelope provided. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed if you wish to vote your shares by mail.

PLEASE DO NOT RETURN THE ENCLOSED PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

DIRECTIONS TO ANNUAL MEETING

DRIVING DIRECTIONS

From Boston and Points North:

➢	Take Route 93 South to Route 3 South
➢	Take Exit 4 (Plimoth Plantation Highway) off Route 3

This is a left exit

➢	Continue on Plimoth Plantation Highway for approximately 1 mile and take the exit for the museum
➢	At the end of the exit ramp turn right, and proceed up the street for 20 yards
➢	Turn right at the sign for the museum into the driveway
➢	At the stop sign at the end of the driveway, cars should turn left and park in the main lot or overflow lot. Visitors with handicapped plates should turn right and park in the bus parking lot.
From Cape Cod:
Please note that there is no direct exit to the museum from Route 3 North. You must reverse direction at exit 5 to go on Route 3 SOUTH

➢	Take Route 3 North to Exit 5
➢	At the bottom of the exit ramp go left (under Route 3)
➢	Take a right onto Route 3 SOUTH and immediately take Exit 4 (Plimoth Plantation Highway) This is a left exit
➢	Continue on Plimoth Plantation Highway for approximately 1 mile and take the exit for the museum
➢	At the end of the exit ramp turn right, and proceed up the street for 20 yards
➢	Turn right at the sign for the museum into the driveway
➢	At the stop sign at the end of the driveway, cars should turn left and park in the main lot or overflow lot. Visitors with handicapped plates should turn right and park in the bus parking lot.

INDEPENDENT BANK CORP. PROXY STATEMENT

INDEPENDENT BANK CORP. PROXY STATEMENT

I.     Date, Time, and Place of Annual Stockholders Meeting

      The Board of Directors (the “Board”) of Independent Bank Corp. (the “Company”) is making this proxy solicitation and furnishes this Proxy Statement to the holders of the Company’s common stock, $.01 par value per share (“Common Stock”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Plimoth Plantation, 137 Warren Avenue on Route 3A, Plymouth, Massachusetts on Thursday, April 22, 2004 at 3:30 p.m., local time, and also for use at any adjournments of the Annual Meeting. Rockland Trust Company, the Company’s wholly-owned banking subsidiary, is referred to in this Proxy Statement as “Rockland Trust.”

II.     Date of Proxy Statement

      This Proxy Statement was filed with the United States Securities and Exchange Commission (the “SEC”) on March 10, 2004 and the Board anticipates that it will be mailed to stockholders on or about March 15, 2004.

III.     Purposes of Annual Meeting

      The Annual Meeting will be held for the following purposes:

(1) To elect four Class II Directors; and

(2) To transact any other business which may properly come before the Annual Meeting.

IV.     Voting of Proxies, Revocability of Proxies, and Voting Procedures Generally

      Each proxy solicited hereby, signed and returned to the Company and not revoked, in writing, prior to its use, will be voted in accordance with the instructions contained therein. The Board recommends that you vote as follows:

(1) “FOR ALL NOMINEES” with respect to the reelection of W. Paul Clark, Benjamin A. Gilmore, II, Christopher Oddleifson, and John H. Spurr, Jr. as Class II Directors; and

(2) upon such other matters as may properly come before the Annual Meeting, in accordance with the best judgment of the persons appointed as proxies.

      Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing a written notice of revocation with the Clerk at least one business day prior to the Annual Meeting, (ii) submitting a duly executed proxy bearing a later date which is received by the Clerk at least one business day prior to the Annual Meeting, or (iii) appearing at the Annual Meeting and giving the Clerk written notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournments thereof and will not be used for any other meeting.

      Only stockholders of record at the close of business on February 27, 2004 (“Voting Record Date”) will be entitled to vote at the Annual Meeting and any adjournments thereof. On the Voting Record Date, there were 14,659,376 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

      The By-Laws of the Company require that the holders of a majority of all shares of Common Stock then outstanding and entitled to vote be present in person or be represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.

      A plurality of votes cast by stockholders present, in person or by proxy, at the Annual Meeting is required for the election of directors. Abstentions are counted as a negative vote in the tabulations of the votes on proposals presented to stockholders, whereas broker non-votes are disregarded for purposes of determining whether a proposal has been approved.

V.     Matters to be Voted Upon at Annual Meeting

A. Election of Class II Directors (Notice Item 1)

      The Company’s Articles of Organization provide that the Board shall be divided into three classes as nearly equal in number as possible, and that the members of each class are to be elected for a term of three years. Currently, there are 12 members of the Board, divided into three classes of Directors.

      Directors continue to serve until their three-year term expires and until their successors are elected and qualified, unless they earlier retire in accordance with the Company’s mandatory retirement age for Directors (at age 72), die, resign, or are removed from office. One class of directors is to be elected annually. The Joint Nominating and Corporate Governance Committee of the Board (the “Joint Nominating Committee”) has nominated the following four Class II Directors (the “Board Nominees”) for reelection at the Annual Meeting:

Board Nominees: Class II Directors (Term Expires in 2004):

•	W. Paul Clark. Age 68. Mr. Clark is the President and General Manager of Paul Clark, Inc., a Ford and Volkswagen dealership in Brockton, Massachusetts. Mr. Clark has served as a Director of Rockland Trust since 1970 and as a Director of the Company since 1986.

•	Benjamin A. Gilmore, II. Age 56. Mr. Gilmore is President of Gilmore Cranberry Co., Inc., a cranberry grower in South Carver, Massachusetts. Mr. Gilmore became a Director of the Company and of Rockland Trust in 1992.

•	Christopher Oddleifson. Age 45. Mr. Oddleifson has served as President and Chief Executive Officer of the Company and of Rockland Trust since 2003. From 1998 to 2002 Mr. Oddleifson was President of First Union Home Equity Bank, a division of First Union Corporation (now Wachovia Corporation) in Charlotte, North Carolina. Prior to First Union Home Equity Bank, Mr. Oddleifson was a member of the Management Committee of Signet Bank in Richmond, Virginia, responsible for consumer banking.

•	John H. Spurr, Jr. Age 57. Mr. Spurr is President of A. W. Perry, Inc. and A.W. Perry Security Corporation, real estate investment companies in Boston, Massachusetts. Mr. Spurr became a Director of Rockland Trust in 1985 and a Director of the Company in 2000.

The Company, under the direction of the Board of Directors, continues to enhance its long-term value and provide long-term financial returns to stockholders. The Joint Nominating Committee therefore recommends reelection of all four of the Board Nominees.

      Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the reelection of the Board Nominees as Class II Directors. The Company has no reason to believe that any of the Board Nominees will be unable to serve. If, however, any of the Board Nominees should not be available for election at the time of the Annual Meeting, it is the intention of the persons named as proxies to vote the shares to which the proxy relates, unless authority to do so has been withheld or limited in the proxy, for the election of such other person or persons as may be designated by the Board or, in the absence of such designation, in such other manner as they may, in their discretion, determine.

The Joint Nominating Committee Therefore Recommends That You Vote

FOR ALL NOMINEES And Reelect The Board Nominees.

B. Other Matters (Notice Item 2)

      The proxy also confers discretionary authority with respect to any other business which may come before the Annual Meeting, including rules for the conduct of the Annual Meeting. The Board knows of no other matter to be presented at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this Proxy Statement come before the Annual Meeting.

VI.     Board of Directors

A. Current Members

      In addition to the Board Nominees set forth above, the Board of the Company is comprised of the individuals listed below. As the membership of the Board of the Company and the Rockland Trust Board of Directors is now overlapping and identical, the current membership of the Rockland Trust Board is also described below.

Class I Directors (Term Expires in 2006) (Directors Continuing In Office)

      Richard S. Anderson. Age 61. Mr. Anderson is an owner and principal executive of Anderson-Cushing Insurance Agency, Inc., an insurance broker in Middleborough, Massachusetts. Mr. Anderson became a Director of the Company and of Rockland Trust in 1992.

      Kevin J. Jones. Age 52. Mr. Jones is Treasurer of Plumbers’ Supply Company, a wholesale plumbing supply company, in Fall River, Massachusetts. Mr. Jones became a Director of Rockland Trust in 1997 and a Director of the Company in 2000.

      Richard H. Sgarzi. Age 61. Mr. Sgarzi is the President and Treasurer of Black Cat Cranberry Corp., a cranberry grower in Plymouth, Massachusetts. Mr. Sgarzi has served as a Director of Rockland Trust since 1980 and as a Director of the Company since 1994.

      Thomas J. Teuten. Age 63. Mr. Teuten is Chairman of the Board of both A.W. Perry, Inc. and A.W. Perry Security Corporation, real estate investment companies in Boston, Massachusetts. Mr. Teuten was named Chairman of the Board of the Company and Rockland Trust in July 2003. Mr. Teuten has served as a Director of Rockland Trust since 1975 and as a Director of the Company since 1986.

Class III Directors (Term Expires in 2005) (Directors Continuing In Office)

      Alfred L. Donovan. Age 69. Mr. Donovan is an independent consultant specializing in marketing and business strategy, based in Boston, Massachusetts. Mr. Donovan became a Director of Rockland Trust in 1967 and a Director of the Company in 2000.

      E. Winthrop Hall. Age 68. Mr. Hall is President and Chairman of the Board of Directors of F. L. & J. C. Codman Co., a real estate company in Rockland, Massachusetts. Mr. Hall became a Director of Rockland Trust in 1980 and a Director of the Company in 2000.

      Robert D. Sullivan. Age 61. Mr. Sullivan is President of Sullivan Tire Co, Inc., a retail and commercial tire and automotive repair service with locations throughout Massachusetts, Maine, New Hampshire, and Rhode Island. Mr. Sullivan has been a Director of Rockland Trust since 1979 and became a Director of the Company in 2000.

      Brian S. Tedeschi. Age 53. Mr. Tedeschi is Chairman of the Board of Directors of Tedeschi Realty Corp., a real estate development company in Rockland, Massachusetts. Mr. Tedeschi has served as a Director of Rockland Trust since 1980 and of the Company since 1991.

B. Information Regarding the Board and its Committees

B(1). Corporate Governance Information

      While the Company has always had a strong corporate governance record, during 2003 the Company took additional steps to enhance its corporate governance practices. When the time came to choose a new Chairman of the Board in mid-2003, the Board unanimously selected Thomas J. Teuten, an independent outside Director, as Chairman of the Board of both the Company and of Rockland Trust, thereby formally separating the Chairman and Chief Executive Officer (“CEO”) roles.

      During 2003 the Board formed a special purpose Corporate Governance Committee, composed of Director Anderson as Chairman and Directors Clark, Donovan, Jones, Sgarzi and Teuten, to review current corporate governance “best practices.” On February 12, 2004 the efforts of the Board’s “best practices” review culminated when, based upon the recommendations of the Corporate Governance Committee, the Board adopted a written statement of Governance Principles, a revised Audit Committee Charter, and written charters for all of the Board Committees which had not previously had them. The Boards of the Company and Rockland Trust also combined and consolidated existing board Committees on February 12, 2004, as described below. The Company’s Governance Principles, as well as the Charter for each current Committee of the Board of the Company and/or of Rockland Trust may be viewed by accessing the Shareholders link on the Rockland Trust website (http://rocklandtrust.com). The Company’s Common Stock ownership guidelines for Directors are set forth in the Company’s Governance Principles.

      Rockland Trust adopted a written Code Of Ethics long ago to assist its Directors, officers, and employees in adhering to their ethical and legal responsibilities. During 2003 the Company and Rockland Trust together adopted a Joint Code Of Ethics to comply fully with the Sarbanes-Oxley Act. The current version of the Joint Code Of Ethics may be viewed by accessing the Shareholders link on the Rockland Trust website (http://rocklandtrust.com).

      NASDAQ Stock Market (“NASDAQ”) rules, and the Company’s Governance Principles, require that at least a majority of the Company’s Board be composed of “independent” Directors. All of the Company’s Directors other than Mr. Oddleifson, who is the CEO and President of the Company and Rockland Trust, are “independent” within the meaning of both the NASDAQ rules and the Company’s own Corporate Governance Principles. Eleven of the Company’s 12 Directors, therefore, are currently “independent” Directors.

      None of the Company’s 12 Directors are members of board of directors of any other publicly-traded company. The Company’s formal position on the time which Directors must be willing to devote to their duties is set forth in the Company’s Governance Principles.

B(2). Annual Meeting Attendance and Meetings of the Board and its Committees

      It is the policy of the Company that, to the extent possible, all Directors attend the Annual Meeting. All of the Company’s current Directors attended last year’s Annual Meeting.

      During 2003, the Boards of the Company and Rockland Trust had 12 concurrent meetings. All Directors attended at least 75% of the meetings of the Company’s Board during 2003.

      During 2003 the Board of the Company had standing Executive, Audit, Stock Option Plan and Nominating Committees. During 2003 the Board of the Company also formed a special purpose Corporate Governance Committee, which met three times. During 2003 the Rockland Trust Board had standing Executive, Audit, Compensation, and Trust Committees.

      During 2003 the Executive Committees of the Company and Rockland Trust were composed of the same permanent and rotating members, with Messrs. Clark (who acted as Chairman of the Executive Committee), Oddleifson, Sgarzi, and Teuten the permanent members of the Executive Committee. During 2003 all other members of the Board served on the Executive Committees of the Company and Rockland Trust in a rotating capacity for three months at least once during the year.

      Until April 10, 2003, the Audit Committee of the Company was comprised of Messrs. Spurr, as Chairman, Clark, and former Director Robert L. Cushing, who resigned from the Board as of April 10, 2003. On May 8, 2003 the Board voted to combine the Audit Committees of the Company and of Rockland Trust into a Joint Audit Committee, with membership comprised of Messrs. Spurr, as Chairman, Sullivan, as Vice Chairman, Clark, Donovan, and Hall.

      The following table provides 2003 membership by current Directors and meeting information for each of the standing Committees of the Company’s Board:

Name	Executive	Audit/Joint Audit	Stock Option Plan	Nominating

Mr. Clark	X*	X	X*	X

Mr. Sgarzi	X		X

Mr. Teuten	X		X

Mr. Oddleifson	X

Mr. Anderson	X(rotating basis)

Mr. Donovan	X(rotating basis)	X		X

Mr. Gilmore	X(rotating basis)			X

Mr. Hall	X(rotating basis)	X		X

Mr. Jones	X(rotating basis)

Mr. Spurr	X(rotating basis)	X*		X

Mr. Sullivan	X(rotating basis)	X**		X

Mr. Tedeschi	X(rotating basis)			X

Total Meetings Held In 2003	25 meetings	4 meetings	1 meeting	1 meeting

*	indicates Committee Chairman

**	indicates Committee Vice Chairman

      The Rockland Trust Compensation Committee held 16 meetings in 2003. Its membership was comprised of permanent members Messrs. Clark, who served as Chairman, Sgarzi, and Teuten, plus those Directors serving as rotating members of the Executive Committee of Rockland Trust at the time of the Compensation Committee meeting.

      All Directors attended at least 75% of the 2003 Committee meetings of the Company’s Board of which they were members, with the exception of Director Tedeschi, who attended two meetings out of six of his rotating Executive Committee term.

      No executive officer of the Company or of Rockland Trust served on the Stock Option Committee of the Company or on the Rockland Trust Compensation Committee. Aside from the Company’s Stock Option Committee and the Rockland Trust Compensation Committee, no Director or executive officer of the Company or Rockland Trust served on the Stock Option Committee or Compensation Committee of any other entity which determined whether to award compensation to any Director or executive officer.

      On February 12, 2004 the Committee structure for the Boards of the Company and Rockland Trust were combined and consolidated so that the Boards of the Company and Rockland Trust currently have: a Joint Audit Committee, a Joint Compensation Committee, a Joint Executive Committee, and the Joint Nominating Committee. The Rockland Trust Board continues to have a separate Trust Committee. The role, purpose, and function of each of the current Committees of the Boards of the Company and Rockland Trust are described in their Charters, which may be viewed by accessing the Shareholders link on the Rockland Trust website (http://rocklandtrust.com).

      The current members of the Joint Nominating Committee are Director Anderson, as Chairman, and Directors Clark, Donovan, Jones, Sgarzi and Teuten. The Board has determined that each of the Joint Nominating Committee’s current members are “independent” as defined under NASDAQ rules. The role, purpose, and function of the Joint Nominating Committee is described in its Charter, which may be viewed by accessing the Shareholders link on the Rockland Trust website (http://rocklandtrust.com). The role of the Joint Nominating Committee includes selecting Director nominees to be presented for shareholder approval at the Annual Meeting, including the nomination of sitting Directors for reelection and the consideration of any Director nominations submitted by shareholders. All Director candidates are evaluated in accordance with the criteria set forth in the Company’s Governance Principles with respect to Director qualifications. The Joint Nominating Committee is authorized to retain advisors or consultants from time to time to assist in carrying out its functions. For information relating to nominations of directors by our stockholders, see “Submission of Stockholder Director Nominations” below.

B(3). Compensation Paid to the Board and its Committees

      Director Teuten, who was named Chairman of the Board as of July 1, 2003, received an annual retainer of $8,750. The non-employee Directors who served as permanent members of the Executive Committees of the Company and Rockland Trust received an annual retainer of $7,500, except that Mr. Clark, the Executive Committee Chairman, received an annual retainer of $10,000. Those Directors who served as rotating members of the Executive Committees of the Company and Rockland Trust received an annual retainer of $5,000. Directors Spurr and Sullivan, as Chairman and Vice-Chairman, respectively, of the Audit Committee, each received an annual retainer of $7,500.

      Mr. Teuten, as Chairman of the Board, received a $1,500 fee per Board meeting attended. All non-employee Directors received an $850 fee per meeting for attendance at Board meetings.

      Mr. Clark, the Chairman of the Executive Committees for both the Company and Rockland Trust, received a $1,500 fee per Executive Committee meeting attended. Directors Spurr and Sullivan, as Chairman and Vice-Chairman, respectively, of the Audit Committee, received a $1,500 fee per meeting attended. Each other non-employee Director who was a member of the Company’s Audit Committee or Rockland Trust’s Executive or Audit Committee received a $1,000 fee per meeting attended.

      Mr. Anderson, the Chairman of the Corporate Governance Committee, received a $1,500 fee per meeting attended. Each non-employee director received a $1,000 fee per Corporate Governance Committee meeting attended.

      No fees were paid to any member of the Company’s Stock Option Plan Committee or Rockland Trust Compensation Committee for attendance at Committee meetings.

      No fees were paid to any Director who was an employee of the Company or Rockland Trust for attendance at any Board or Board Committee meetings.

      Under the Directors’ Option Plan, each person who was a non-employee director of the Company or of Rockland Trust on April 16, 1996 automatically received a non-qualified stock option to purchase 5,000 shares of Common Stock at the then fair market value of the Common Stock. Each person who thereafter becomes a non-employee director of the Company or of Rockland Trust shall receive, on the first anniversary of his or her election, a non-qualified stock option to purchase 5,000 shares of Common Stock at its then fair market value. Thereafter, each such non-employee director shall receive a non-qualified stock option to purchase 1,000 shares of Common Stock upon the later of (a) the expiration of one year following his or her election to the Board, or (b) the third business day following the day of the annual meeting of stockholders, at the then current fair market value.

              C.     Report of the Joint Audit Committee of the Company and Rockland Trust1

      Each member of the Joint Audit Committee is “independent” as defined under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, the rules and regulations of the SEC thereunder, and the listing standards of the NASDAQ Stock Market. In addition, the Board has determined that the Joint Audit Committee has an “audit committee financial expert,” as defined in regulations issued pursuant to the

      1 This report shall not be deemed to be incorporated by reference into any of the Company’s previous filings with the SEC and shall not be deemed incorporated by reference into any of the Company’s future SEC filings irrespective of any general incorporation language therein.

Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). The Company’s “audit committee financial expert” is its Chairman, John H. Spurr, Jr.

      The Joint Audit Committee operates under a written charter adopted and approved by the Board. On February 12, 2004, the Board, acting upon the recommendation of the Joint Audit Committee, approved and adopted the revised written charter that is attached as Exhibit A to this Proxy Statement.

      The Joint Audit Committee is responsible for providing independent, objective oversight of the Company’s audit process and for monitoring the Company’s accounting, financial reporting, data processing, regulatory, and internal control functions. One of the Joint Audit Committee’s primary responsibilities is to enhance the independence of the audit function, thereby furthering the objectivity of financial reporting. Accordingly, the Joint Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, who must report directly to the Joint Audit Committee. The Joint Audit Committee regularly meets privately with the Company’s independent auditors, who have unrestricted access to the Joint Audit Committee.

      The other duties and responsibilities of the Joint Audit Committee are to: (1) oversee and review the Company’s financial reporting process and internal control systems; (2) evaluate the Company’s financial performance, as well as its compliance with laws and regulations; (3) oversee management’s establishment and enforcement of financial policies; and (4) provide an open avenue of communication among the independent auditors, financial and senior management, the Internal Audit Department and the Board, including the resolution of any disagreements that may arise regarding financial reporting.

      The Joint Audit Committee has:

•	reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2003 with the Company’s management and KPMG LLP, the Company’s independent auditor, including a discussion of the quality and effect of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with KPMG LLP, including the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of KPMG LLP regarding the reasonableness of those estimates; and

•	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

      The following table shows the fees paid or accrued by the Company for audit and other services provided by KPMG LLP during the fiscal years ended December 31, 2003 and December 31, 2002:

	2003	2002

Audit Fees:	$210,000	$190,000

All Other:

Audit Related	$27,500	$12,000

Other	$85,500	$39,000

Totals	$323,000	$241,000

      The $85,500 in “Other” amounts paid to KPMG LLP during 2003 is comprised of: $77,047 paid for tax return preparation and tax advisory services; and, $8,453 paid for services with respect to state taxation issues. The $39,000 in “Other” amounts paid to KPMG LLP during 2002 is comprised of: $32,000 paid for tax return preparation and tax advisory services; and, $7,000 paid for services with respect to state taxation issues.

      The Joint Audit Committee considered the compatibility of the non-audit services provided to the Company by KPMG LLP in fiscal 2003 on the independence of KPMG LLP from the Company in evaluating whether to appoint KPMG LLP to perform the audit of the Company’s financial statements for the year ended December 31, 2004.

      The Joint Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), has discussed the independence of KPMG LLP and considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence, and has satisfied itself as to the auditor’s independence.

      Based on the review and discussions noted above, the Joint Audit Committee has recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if s/he so desires.

Submitted by:
John H. Spurr, Jr., Chairman
Robert D. Sullivan, Vice-Chairman
W. Paul Clark
Alfred L. Donovan
E. Winthrop Hall
Joint Audit Committee
Independent Bank Corp.
Rockland Trust Company

D. Related Party Transactions

      Since January 1, 2003, neither the Company nor Rockland Trust has been a party to any transaction or series of transactions in which the amount involved exceeded $60,000 and which any Director, executive officer, or holder of more than 5% of our stock had or will have a direct or indirect material interest other than:

•	standard compensation arrangements described under “Summary Compensation Table and Stock Option Grants” and “Employment Agreements”; and

•	the transactions described below.

      During 2003 Rockland Trust paid a total of $301,657 for gross insurance premiums to the Anderson-Cushing Insurance Agency, Inc. Richard S. Anderson, a Director of the Company, is the owner and principal executive of the Anderson-Cushing Agency, Inc.

      During 2003 Rockland Trust paid approximately $265,666 in rent to a landlord known as the Washington Street Joint Venture, an entity in which A.W. Perry, Inc., or its affiliated entities, has a 50% ownership interest. Thomas J. Teuten and John H. Spurr, Jr., Directors of the Company, are executive officers of A.W. Perry, Inc.

      During 2003 Rockland Trust paid approximately $110,000 in rent to a landlord known as the MFS Realty Trust, a Massachusetts nominee realty trust. Director Robert D. Sullivan is one of the four Trustees of the MFS Realty Trust. Director Sullivan does not currently have a direct beneficial interest in the MFS Realty Trust.

      In the opinion of Management of the Company, the terms of the foregoing transactions were no less favorable to the Company than those it could have obtained from an unrelated party providing comparable premises or services.

      Some of the Directors and executive officers of the Company, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated, are, or during 2003 were, also customers of Rockland Trust in the ordinary course of business, or had loans outstanding during 2003, including loans of $60,000 or more, and it is anticipated that such persons and their associates will continue to be customers of and indebted to Rockland Trust in the future. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons and, where required by law, were prior approved by the Rockland Trust Board. At December 31, 2003, such loans amounted to approximately $15.3 million (7.22% of total stockholders’ equity). None of these loans to directors, executive officers, or their associates are nonperforming.

VII.     Executive Officers of The Company and Rockland Trust

A. Current Executive Officers

      The Executive Officers of the Company and Rockland Trust currently are:

Name	Position	Age

Christopher Oddleifson	President and CEO of the Company and Rockland Trust	45

Raymond G. Fuerschbach	Senior Vice President and Human Resource Officer of Rockland Trust	53

Amy A. Geogan	Senior Vice President and Managing Director of Business Banking of Rockland Trust	47

Edward F. Jankowski	Chief Risk Officer of the Company and Rockland Trust	53

Ferdinand T. Kelley	Executive Vice President of Rockland Trust	59

Edward H. Seksay	General Counsel of the Company and Rockland Trust	46

Denis K. Sheahan	Chief Financial Officer and Treasurer of the Company and Rockland Trust	38

      Douglas H. Philipsen and Richard F. Driscoll also served as Executive Officers of the Company and/or Rockland Trust during 2003. Mr. Philipsen began 2003 as the Chief Executive Officer and President of both the Company and Rockland Trust and later relinquished those titles to Mr. Oddleifson. Mr. Driscoll served as an Executive Vice President of Rockland Trust throughout 2003 and in early 2004 until his retirement on February 16, 2004.

      Christopher Oddleifson. Information concerning the business experience of Mr. Oddleifson, who is also a Director of the Company and Rockland Trust, has been provided previously in the section entitled “Board of Directors.”

      Raymond G. Fuerschbach. Mr. Fuerschbach has served as Senior Vice President and Human Resource Officer of Rockland Trust since April 1994. Prior thereto, Mr. Fuerschbach had been Vice President and Human Resource Officer of Rockland Trust since November 1992. From January 1991 to October 1992, Mr. Fuerschbach served as Director of Human Resources for Cliftex Corp., New Bedford, Massachusetts, a tailored clothing manufacturer, and served in the same capacity for Chesebrough-Ponds, Inc., Health-Tex Division, Cumberland, Rhode Island from 1987 to 1991.

      Amy A. Geogan. Ms. Geogan has served as the Managing Director of the Business Banking Division of Rockland Trust since January 2004. Prior thereto, Ms. Geogan served as Executive Vice President, Business Banking Group of Sovereign Bank, Boston, Massachusetts from December 1999 to February 2003. From 1991 to 1999 Ms. Geogan held various management positions at BankBoston, Boston, Massachusetts.

      Edward F. Jankowski. Mr. Jankowski has served as Chief Risk Officer of the Company and of Rockland Trust since October 2003. From November 2000 to October 2003, Mr. Jankowski was Chief Internal Auditor of the Company and Rockland Trust. Prior thereto, Mr. Jankowski served as Senior Vice President of North Shore Bank, Peabody, Massachusetts from 1995 to 2000. From 1985 to 1994,

Mr. Jankowski was Senior Vice President of Multibank Service Corp., a subsidiary of Multibank Financial Corp., Dedham, Massachusetts.

      Ferdinand T. Kelley. Mr. Kelley has served as Executive Vice President, Commercial Lending Division of Rockland Trust since February 1993 and as Executive Vice President, Investment Management Group of Rockland Trust since September 1999. Prior thereto, Mr. Kelley served as Senior Vice President and Credit Administrator of Multibank Financial Corp., Dedham, Massachusetts, from August 1992 to January 1993. From February 1990 to July 1991, Mr. Kelley was the Regional President of the Worcester Region (Central Massachusetts) of Bank of New England, N.A., and continued in that position with Fleet Bank of Massachusetts, N.A., from July 1991 to August 1992 following Fleet Bank’s acquisition of Bank of New England.

      Edward H. Seksay. Mr. Seksay has served as General Counsel of the Company and of Rockland Trust since July 2000. Mr. Seksay is a graduate of Suffolk University Law School, where he was Editor-In-Chief of the Law Review. Prior to joining the Company and Rockland Trust, Mr. Seksay was with the Boston, Massachusetts law firm Choate, Hall & Stewart from 1984 to 1991 and with the Boston, Massachusetts law firm Heller, Levin & Seksay, P.C. from 1991 to 2000.

      Denis K. Sheahan. Mr. Sheahan has served as Chief Financial Officer and Treasurer of the Company and Rockland Trust since May 2000. From July 1996 to May 2000, Mr. Sheahan was Senior Vice President and Controller of the Company and Rockland Trust. Prior thereto, Mr. Sheahan served as Vice President of Finance of BayBanks, Inc., Boston, Massachusetts.

      The term of office of each executive officer of the Company extends until the first meeting of the Board of Directors of the Company following the annual meeting of the Company’s stockholders and/or until his/her earlier termination, retirement, resignation, death, removal, or disqualification. The term of office of each executive officer of Rockland Trust extends until his/her termination, retirement, resignation, death, removal, or disqualification. Other than with respect to the employment agreements with Messrs. Oddleifson, Fuerschbach, Jankowski, Kelley, Seksay, and Sheahan described below, there are no arrangements or understandings between any executive officer and any other person pursuant to which such person was elected as an executive officer.

     B.     Report of Joint Compensation Committee on Executive Compensation2

     B(1).     Executive Compensation — Administration and History

      The executive compensation program of the Company and Rockland Trust has four primary components: base salary, annual cash incentive compensation, long-term compensation (equity-based opportunities), and benefits. Prior to February 12, 2004, the Company Board had formed a Stock Option Plan Committee to administer equity-based compensation and the Rockland Trust Board had formed a Compensation Committee to administer base salary, cash incentives, and benefits. On February 12, 2004 the Boards of the Company and Rockland Trust formed a Joint Compensation Committee and approved a Joint Compensation Charter to outline its role and duties. Base salary, cash incentives, benefits, and equity based opportunities are now all administered by the Joint Compensation Committee in accordance with its Charter.

      The Joint Compensation Committee, subject to the provisions of the Company’s 1987 Employee Stock Option Plan (the “1987 Plan”) and the 1997 Employee Stock Option Plan (the “1997 Plan” and, collectively with the 1987 Plan, the “Plans”), has plenary authority in its discretion to determine the employees of the Company and Rockland Trust to whom stock options shall be granted, the number of shares to be granted to each employee, the time or times at which options should be granted. The Joint Compensation Committee also has plenary authority to interpret the Plans and to prescribe, amend, and rescind rules and regulations relating to the Plans. The 1987 Plan expired in 1997, and no additional stock options may be granted under it.

      2 This Report shall not be deemed to be incorporated by reference into any of the Company’s previous filings with the SEC and shall not be deemed incorporated by reference into any of the Company’s future SEC filings irrespective of any general incorporation language therein.

      The current membership of the Joint Compensation Committee is comprised of the Directors identified below. The Joint Compensation Committee strives to balance short-term and long-term Company performance and shareholder returns in establishing performance criteria. The Joint Compensation Committee evaluates executive compensation against these performance criteria and competitive executive pay practices before determining changes in base salary, the amount of any incentive payments, stock option awards, and other benefits.

      In 1994, the Company reviewed the objectives of Rockland Trust’s qualified and non-qualified retirement plans in light of the Congressional Omnibus Budget Reconciliation Act of 1993 and its effects on qualified retirement plan benefits. Based upon that review, the Company established that the objective of its non-qualified retirement program would be to replace from all Bank-funded sources, inclusive of social security, approximately 60% of the average of the highest five year annual covered compensation for a full 25-year career, with proportionate reduction for less than a 25-year career.

      In 1997, the Company engaged performance compensation consultants Sibson and Company (“Sibson”) to review Rockland Trust’s performance based cash compensation program for executive officers and other officers of Rockland Trust. Sibson’s review encompassed total compensation, peer compensation levels, and the linkage between cash incentive compensation, plan results, and bank performance. Sibson found that Rockland Trust’s compensation program is competitive and has supported performance improvement. Sibson’s recommendations are incorporated in the cash incentive compensation programs for executive officers and other officers of Rockland Trust, which determines whether cash bonuses are paid based principally upon comparison of the Company’s performance on Return on Assets, Return on Equity, and measures of asset quality to peer financial institutions, as well as upon regulatory compliance and other performance factors.

      In 1998, the Company amended the objective of its non-qualified retirement program to include cash incentive compensation in the calculation of retirement income objectives. This was done in response to current peer practices in this area of long-term compensation and was consistent with the results of Hay’s published survey of executive retirement practices.

      In 1999, to help accomplish the amended non-qualified retirement program objective, the Company created an additional supplemental executive retirement plan, which was later implemented through a funded Rabbi Trust (the “Rockland SERP”).

      In 2003, the Company again engaged Hay Management Consultants (“Hay”) to review base salary ranges for its executive officers. Hay conducts market analyses of cash compensation and uses its proprietary job evaluation process to recommend salary ranges that reflect competitive factors and maintain internal equity. Salary ranges were adjusted based upon Hay’s recommendations. Management has used the Hay process since 1993 to establish base salary ranges for most officer positions in Rockland Trust.

      In addition to the recommendations of Sibson and Hay, Rockland Trust utilizes, for normative purposes, SNL Securities Executive Compensation Review for Commercial Banks. This review provides a summary of the compensation of the top five executive officers of all publicly traded U. S. commercial banks as reported in their Proxy Statements.

B(2). Base Salary and Cash Bonuses for Current Executive Officers

      The Company determined the base salary for Mr. Oddleifson, the current CEO, which is disclosed in the Summary Compensation Table set forth below, when he was hired in 2003 based upon reported information on salaries paid to CEOs at peer institutions, the salary paid to his predecessor Douglas H. Philipsen, and other relevant considerations. The Board evaluates, at least twice a year, Mr. Oddleifson’s performance in light of established corporate achievement goals and objectives. A review of Mr. Oddleifson’s performance for 2003 was conducted at executive sessions of the Board in September 2003 and again in February 2004. The Board will complete its review of Mr. Oddleifson in March 2004. The Board will consider an award to Mr. Oddleifson under the 2003 cash incentive program for executive officers (the “2003 Executive Incentive Plan”), as disclosed in the Summary Compensation Table set forth below, in March of 2004.

      Messrs. Fuerschbach, Jankowski, Kelley, Seksay, and Sheahan were granted base salary increases and a cash performance incentive award by the Company, effective April 2003. Those salary increases and cash awards were based on the Company’s results and their individual performance within the framework of the salary ranges established using the Hay process and the 2002 cash incentive compensation program for executive officers. Year 2003 performance evaluations for these officers will be completed in March 2004. The Board will consider an award to Messrs. Fuerschbach, Jankowski, Kelley, Seksay, and Sheahan under the 2003 Executive Incentive Plan in March of 2004.

      The Company determined the base salary for Ms. Geogan when she was hired in early 2004 based upon prevailing market conditions. Ms. Geogan is not eligible for an award under the 2003 Executive Bonus Plan.

B(3). Stock Options Awarded to Current Executive Officers

      Messrs. Oddleifson, Fuerschbach, Jankowski, Kelley, Seksay, and Sheahan received stock option awards under the 1997 Plan in December 2003. Ms. Geogan was awarded stock options under the 1997 Plan when she was hired in early 2004. Each option, as disclosed in the Summary Compensation Table, provides the right to purchase a fixed number of shares at the fair market value on the business day preceding the grant. The number of shares granted to each executive officer in 2003 reflects the Company’s assessment of the individual’s relative contribution to the Company, long-term compensation practices prevalent in the industry, and the impact of such options on shareholder dilution.

B(4). Supplemental Retirement Benefits for Current Executive Officers

      Prior to 2003 the Company authorized, at different times, supplemental retirement programs for Messrs. Kelley, Fuerschbach, Seksay, and Sheahan utilizing split dollar life insurance agreements (the “Executive Split Dollar Agreements”). In 2003, in response to potential issues with respect to the Executive Split Dollar Agreements due to the Sarbanes-Oxley Act and Internal Revenue Service Notice 2002-8, the Company engaged Segal Consulting (“Segal”) to advise the Company and make recommendations on the best alternative for funding executive officer non-qualified retirement programs. As a result of Segal’s recommendations, which were reviewed by KPMG LLP, Messrs. Fuerschbach, Kelley, Seksay, and Sheahan were given the option of assigning ownership of the life insurance policies subject to the Executive Split Dollar Agreements to Rockland Trust or purchasing them. Messrs. Fuerschbach, Seksay, and Sheahan elected to assign ownership of the life insurance policies subject to the Executive Split Dollar Agreements to Rockland Trust. Mr. Kelley elected to purchase one of his life insurance policies and to assign ownership of the others to Rockland Trust. The Executive Split Dollar Agreements were terminated when those actions were taken.

      During 2003 the Company amended the Rockland SERP, in accordance with the amended non-qualified retirement program objective described above, to provide retirement benefits to Messrs. Fuerschbach, Kelley, Seksay, and Sheahan to compensate them for the retirement benefits they relinquished when the Executive Split Dollar Agreements were terminated. In 2003 the Company also included Mr. Oddleifson and Mr. Jankowski in the Rockland SERP to provide them with retirement benefits in accordance with the amended non-qualified retirement program objective described above.

B(5). Report Regarding Retired Executive Officers

      In December 1994, to accomplish the Company’s then current non-qualified retirement program objective, the Company authorized a supplemental retirement program utilizing a split dollar life insurance agreement for Mr. Philipsen (the “Philipsen Split Dollar Agreement”). In 1999, the Company authorized a funded Rabbi Trust for Mr. Philipsen to help accomplish its amended non-qualified retirement program objective.

      On June 30, 2003, Mr. Philipsen retired, stepping down at that time as a Director and as Chairman of the Board for both the Company and Rockland Trust. Prior to Mr. Philipsen’s retirement the Company engaged Segal to assist it in evaluating an appropriate transition agreement for Mr. Philipsen and, in light of the Sarbanes-Oxley Act, an appropriate non-qualified retirement arrangement for him. As a result of the Sarbanes-Oxley Act, further insurance premiums due under the Philipsen Split Dollar Agreement were not paid. Based upon Segal’s recommendations, the in-force life insurance subject to the Philipsen Split Dollar Agreement was reduced, but otherwise maintained in accordance with its existing terms and conditions. Also, based upon Segal’s recommendations, the Rockland SERP was amended to provide Mr. Philipsen with additional retirement income of $44,848.

      During 2003 the Company and Rockland Trust entered into a revised employment agreement with Mr. Philipsen which provided for payment of a $93,510 transition cash bonus to him. During 2003 Rockland Trust also entered into a one year Consulting Agreement with Mr. Philipsen that required a $200,000 payment to him and granted him unlimited use of the same Rockland Trust owned car that he had been using prior to his retirement. Under the terms of the 2003 Executive Incentive Plan, Mr. Philipsen will be eligible for a prorated award which will be finalized in March 2004.

      Mr. Driscoll, who retired on February 16, 2004, was granted a salary increase and a performance award by the Company, effective April 2003. Those actions were based on the Company’s results and his individual performance, within the framework of the salary ranges established using the Hay process and Rockland Trust’s 2002 cash incentive compensation performance program for executive officers. At the time of Mr. Driscoll’s early retirement Rockland Trust entered into a severance agreement with Mr. Driscoll that: requires a $20,000 payment to him; grants him ownership of the same Rockland Trust owned car that he had been using prior to his retirement; requires him to be paid his base salary for one year; grants him two years of additional vesting credit in the Rockland SERP; and, that defines Mr. Driscoll’s eligibility for a cash incentive award under the 2003 Executive Incentive Plan.

      Mr. Driscoll received stock option awards under the 1997 Plan in December 2003. Each option, as disclosed in the Summary Compensation Table, provides the right to purchase a fixed number of shares at the fair market value on the business day preceding the grant. The number of shares granted to Mr. Driscoll reflects the Company’s assessment of his relative contribution to the Company, long-term compensation practices prevalent in the industry, and the impact of such options on shareholder dilution.

Submitted by:
W. Paul Clark, Chairman	Alfred L. Donovan
Richard H. Sgarzi	Kevin J. Jones
Thomas J. Teuten	Brian S. Tedeschi
Joint Compensation Committee

C. Employment Agreements

      In December 1991, the Company and Rockland Trust entered into an employment agreement with Mr. Philipsen for him to serve as President of the Company and President and CEO of Rockland Trust. The agreement, as amended, provided Mr. Philipsen with a base annual salary, which may be, and has been, increased at the discretion of the Board, the use of a Rockland Trust owned automobile, and provides for participation in the various benefit programs provided by the Company, including group life insurance, sick leave and disability, retirement plans and insurance programs. The agreement provides for the establishment by the Company of a Rabbi Trust for the purpose of funding post-retirement taxes, pension payments, and other related expenses which may result from the Philipsen Split Dollar Agreement.

      In January 2003, the Company and Rockland Trust entered into an Amendment of the Employment Agreement whereby Mr. Philipsen resigned as President of the Company and Rockland Trust effective January 9, 2003 and resigned as CEO of the Company and Rockland Trust as of February 24, 2003. Under this amended agreement, Mr. Philipsen remained as Chairman of the Company and Rockland Trust through June 30, 2003, when Mr. Philipsen retired.

      In January 2003, the Company and Rockland Trust entered into an employment agreement with Mr. Oddleifson for him to serve as President of the Company and President of Rockland Trust and to serve as CEO of the Company and Rockland Trust beginning February 24, 2003. The agreement provides Mr. Oddleifson with a base annual salary which may be increased at the discretion of the Board, the use of a Rockland Trust owned automobile, a fully vested stock-option grant of 50,000 shares under the 1997 Plan, and provides for participation in the various benefit programs provided by the Company, including group life insurance, sick leave and disability, retirement plans and insurance programs. The Company paid to relocate Mr. Oddleifson and his family from Charlotte, North Carolina and for temporary living expenses on a grossed up for taxes basis. The employment agreement provides that in the event of an involuntary termination of Mr. Oddleifson by Rockland Trust or the Company for reasons other than cause, as defined, or resignation by Mr. Oddleifson for “good reason,” as defined, Mr. Oddleifson would (i) continue to receive, in a lump sum, his base salary for one year (increased to 18 months after the first anniversary of his Employment Agreement), plus a sum equal to the amount of any target incentive payment under the Company’s Executive Incentive Plan and (ii) be entitled to continue to participate in and receive benefits under the Company’s group health and life insurance programs for 12 months or, at his election, to receive a grossed up for taxes bonus payment in an amount equal to the cost to the Company of Mr. Oddleifson’s participation in such plans and benefits for a one year period. Also, in the event of a termination without cause or a resignation for good reason, all the stock options granted to Mr. Oddleifson pursuant to the agreement would remain exercisable for a period of three months following the date of his termination and Mr. Oddleifson would continue to have the use of the Company-owned automobile. Resignation for “good reason” under the employment agreement, means, among other things, the resignation of Mr. Oddleifson after (i) the Company or Rockland Trust, without the express written consent of Mr. Oddleifson, materially breaches the agreement to his substantial detriment; (ii) the Board of the Company or of Rockland Trust, without cause, substantially changes Mr. Oddleifson’s core duties or removes his responsibility for those core duties, so as to effectively cause him to no longer be performing the duties of CEO and President of Rockland Trust and of the Company; (iii) the Board of the Company or of Rockland Trust without cause, places another executive above Mr. Oddleifson in the Company or Rockland Trust or (iv) a change of control, as defined, occurs. In the event of a change of control, Mr. Oddleifson is entitled to the above compensation and benefits for a three year period, with a tax grossed up for any amounts in excess of IRS 280G limitations. Mr. Oddleifson is required to give the Company or Rockland 30 days notice and an opportunity to cure in the case of a resignation effective pursuant to clauses (i) through (iii) above.

      The Company and/or Rockland Trust have also entered into employment agreements with the following executive officers (the “Executives”):

Date of
Employment
Name and Title	Agreement

Raymond G. Fuerschbach	October 1994
Senior Vice President and Human Resource Officer

Edward F. Jankowski	November 2003
Chief Risk Officer

Ferdinand T. Kelley	February 1993
Executive Vice President

Edward H. Seksay	October 2000
General Counsel

Denis K. Sheahan	April 2000
Chief Financial Officer and Treasurer

      These agreements, as amended, are terminable at will by either party. These agreements established base annual salaries which may be increased at the discretion of the Board. The employment agreements also provide for the Executives to participate in Rockland Trust various benefit programs, including group life insurance, sick leave and disability, retirement plans and insurance programs and, in some instances, for the use of a Company-owned automobile. The employment agreements further provide that if any of the Executives are terminated involuntarily for any reason other than cause, as defined, or if any of the Executives resigns for “good reason,” as defined, he would be entitled to continue to (i) receive his then current base salary for twelve months (unless such termination or resignation follows a change of control, as defined, in which case the Executives shall receive a lump sum payment equal to 24 months salary, plus a lump sum payment equal to two times the greater of (x) the amount of any incentive payment paid out within the previous 12 months under the Executive Incentive Plan or (y) the amount of any incentive payment paid out during the 12 months prior to such change of control under the Executive Incentive Plan) and (ii) participate in and receive benefits under Rockland Trust’s group health and life insurance programs for twelve months or, to the extent such plans or benefits are discontinued and no comparable plans or benefits are established, to receive a grossed up for taxes bonus payment equal to the cost to Rockland Trust of the Executives’ participation in such plans and benefits for such period (unless such termination or resignation follows a change of control, in which case the Executives shall have the right to participate in and receive such benefits for 24 months or, at his election, to receive a grossed up for taxes bonus payment in an amount equal to the cost to Rockland Trust of the Executives’ participation in such plans and benefits for 24 months). In the event of a change of control, the Company is obligated to credit and fund three (3) years additional service in the Rockland SERP. Also, during a 30 day window period 12 months following the occurrence of a change of control of the Company (as defined), the Executives have the unqualified right to resign for any reason or for no reason and to receive the resignation for good reason benefit provided for following the occurrence of a change of control. In addition, in the event any of the Executives are terminated involuntarily for any reason other than for cause or if he resigns for good reason, all incentive stock options granted would immediately become fully exercisable and would remain exercisable for a period of three months following his termination. Resignation for “good reason” under the employment agreements, means, among other things, the resignation of the Executives after (i) Rockland Trust, without the express written consent of the Executives, materially breaches the agreement to the Executives’ substantial detriment; or (ii) the Rockland Trust Board of Directors, or its President and CEO, without cause, substantially changes the Executives’ core duties or removes his responsibility for those core duties, so as to effectively cause him to no longer be performing the duties for which the Executives were hired. The Executives are required to give Rockland Trust 30 days notice and an opportunity to cure in the case of a resignation for good reason.

D. Summary Compensation Table and Stock Option Grants

      The Summary Compensation Table set forth below contains individual compensation information for 2003 with respect to the CEO and the four other most highly compensated current executive officers of the Company and/or Rockland Trust and for retired executive officers Mr. Philipsen and Mr. Driscoll:

				Long Term
				Compensation
				Award
		Annual		Securities
		Compensation(1)		Underlying
Name and Position of Current				Stock Option	All Other
Executive Officers	Year	Salary	Bonus	(# of Shares)	Compensation(3)

Christopher Oddleifson	2003	$387,693	(2)	66,650	$161,954
President and CEO

Raymond G. Fuerschbach	2003	$154,229	(2)	6,075	$14,900
Senior Vice President and	2002	$148,798	51,700	7,600	$15,918
Human Resource Officer	2001	$134,639	48,590	7,800	$78,010

Ferdinand T. Kelley	2003	$241,467	(2)	9,550	$121,939
Executive Vice President	2002	$233,113	121,400	11,900	$129,185
	2001	$220,282	114,200	12,200	$65,757

Edward H. Seksay	2003	$193,193	(2)	7,275	$188,466
General Counsel	2002	$187,076	61,800	8,725	$51,548
	2001	$177,513	55,750	8,925	$48,073

Denis K. Sheahan	2003	$197,151	(2)	8,300	$26,299
Chief Financial Officer and	2002	$186,325	105,600	9,850	$38,625
Treasurer	2001	$168,829	94,460	10,100	$38,128

				Long Term
				Compensation
				Award
		Annual		Securities
		Compensation(1)		Underlying
				Stock Option	All Other
Retired Executive Officers	Year	Salary	Bonus	(# of Shares)	Compensation(3)

Douglas H. Philipsen	2003	$215,667	(2)	—	$433,489
Former Chairman, President,	2002	$414,503	317,800	—	$772,451
and CEO	2001	$394,399	298,940	21,300	$301,628

Richard F. Driscoll	2003	$241,566	(2)	9,550	$371,916
Former Executive Vice President	2002	$233,113	121,400	11,900	$544,357
	2001	$220,335	114,200	12,200	$112,779

(1)	May not include the dollar value of certain perquisites and personal benefits, the aggregate amount of which is less than 10% of the total annual compensation shown.

(2)	Performance based compensation for Messrs. Oddleifson, Fuerschbach, Kelley, Seksay and Sheahan, Philipsen, and Driscoll for fiscal 2003 results under the 2003 Executive Incentive Plan are estimated to be within 15% of $271,180, $44,080, $103,620, $52,780, $90,130, $135,590, and $103,620, respectively. The final determination of these amounts will be made in early 2004.

(3)	“All Other Compensation” includes ordinary income arising from stock option exercises, 401(k) matching contributions, split dollar life insurance benefits, and supplemental retirement benefits under the Rockland SERP, as follows:

401(k) Matching Contributions

      Includes the 401(k) Company matching contributions on behalf of these executive officers:

		401(k)
Current Executive Officers	Year	Match

Mr. Oddleifson	2003	—

Mr. Fuerschbach	2003	$4,624
	2002	$4,464
	2001	$4,106

Mr. Kelley	2003	$6,000
	2002	$5,500
	2001	$5,100

Mr. Seksay	2003	$5,796
	2002	$5,500
	2001	$2,086

Mr. Sheahan	2003	$5,992
	2002	$4,900
	2001	$4,624

		401(k)
Retired Executive Officers	Year	Match

Mr. Philipsen	2003	$6,000
	2002	$5,500
	2001	$5,100

Mr. Driscoll	2003	$6,000
	2002	$5,500
	2001	$5,100

Split Dollar Life Insurance Policies

      As noted previously, during 2003 the Executive Split Dollar Agreements were terminated and, in connection with Mr. Philipsen’s retirement, the in-force life insurance subject to the Philipsen Split Dollar Agreement was reduced, but otherwise maintained in accordance with its existing terms and conditions. The amount column includes the premium paid for term life portion and the present value of the benefit aggregated from policy inception.

Current Executive Officers	Year	Amount

Mr. Oddleifson	2003	$—

Mr. Fuerschbach	2003	$—
	2002	$11,454
	2001	$17,429

Mr. Kelley	2003	$—
	2002	$33,853
	2001	$60,657

Mr. Seksay	2003	$—
	2002	$46,048
	2001	$45,987

Mr. Sheahan	2003	$—
	2002	$33,725
	2001	$33,504

Retired Executive Officers	Year	Amount

Mr. Philipsen	2003	$—
	2002	$—
	2001	$54,245

Mr. Driscoll	2003	$—
	2002	$76,378
	2001	$78,342

Supplemental Retirement Benefits Under the Rockland SERP

      The amount stated is based upon the expense recognized by the Company, as determined in accordance with Statement of Financial Accounting Statements No. 87 and 132.

Current Executive Officers	Year	Amount

Christopher Oddleifson	2003	$52,239
	2002	—
	2001	—

Raymond G. Fuerschbach	2003	$10,276
	2002	—
	2001	—

Ferdinand T. Kelley	2003	$42,556
	2002	—
	2001	—

Edward H. Seksay	2003	$16,782
	2002	—
	2001	—

Denis K. Sheahan	2003	$20,307
	2002	—
	2001	—

Retired Executive Officers	Year	Amount

Douglas H. Philipsen	2003	$161,913
	2002	$253,234
	2001	$242,284

Richard F. Driscoll	2003	$43,184
	2002	$27,351
	2001	$29,337

Stock Option Grants

      The following table sets forth individual grants of stock options that were made during the last fiscal year to the CEO, the other four most highly compensated executive officers, and retired executive officers Mr. Philipsen and Mr. Driscoll. This table is intended to allow stockholders to ascertain the number and size of option grants made during the fiscal year, the expiration date of the grants, and the potential realizable value of such options, assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the term (ten years) at assumed annualized rates of 5% and 10%.

			Percent of			Potential Realizable Value at
			Total			Assumed Annual Rates of
	Number of		Options			Stock Price Appreciation for
	Securities		Granted to			Option Term
	Underlying		Employees	Exercise	Expiration
Current Executive Officers	Option		In 2003	Price	Date(4)	5%	10%

Christopher Oddleifson	66,650	(2)	35.39	(3)	(5)	$1,083,149	$2,744,912

Raymond G. Fuerschbach	6,075	(1)	3.23	$30.14	12/11/2013	$115,151	$291,815

Ferdinand T. Kelley	9,550	(1)	5.07	$30.14	12/11/2013	$181,019	$458,738

Edward H. Seksay	7,275	(1)	3.86	$30.14	12/11/2013	$137,897	$349,458

Denis K. Sheahan	8,300	(1)	4.41	$30.14	12/11/2013	$157,326	$398,694

Potential Realizable
		Percent of			Value at Assumed Annual
		Total			Rates of Stock Price
	Number of	Options			Appreciation for
	Securities	Granted to			Option Term
	Underlying	Employees	Exercise	Expiration
Retired Executive Officers	Option	In 2003	Price	Date(4)	5%	10%

Douglas H. Philipsen	—	—	—	—	—	—

Richard F. Driscoll	9,550 (1)	5.07	$30.14	12/11/2013	$181,019	$458,738

(1)	One-third of such options become exercisable June 11, 2004, one-third of such options become exercisable on January 2, 2005 and one-third of such options become exercisable on January 2, 2006, unless the holder thereof is terminated without cause (as defined in the Option Agreement) or resigns for good reason (as defined in the Option Agreement), in which case, all of such options become immediately exercisable and remain so for three months following such termination.

(2)	50,000 options granted on January 9, 2003 vest immediately. 16,650 options granted on December 11, 2003 vest according to the schedule listed above in Footnote 1.

(3)	50,000 options granted at the option price of $24.4095. 16,650 options granted at the option price of $30.14.

(4)	All of these options may expire earlier than December 11, 2013 under certain circumstances involving termination of employment, disability or retirement of the option holder.

(5)	50,000 options granted on January 9, 2003 have an expiration date of January 9, 2013. 16,650 options granted on December 11, 2003 have an expiration date of December 11, 2013. All 66,650 option expiration dates per terms listed in Footnote 4.

      The following table sets forth, with respect to the CEO, the other four most highly compensated executive officers and retired executive officers Mr. Philipsen and Mr. Driscoll, information with respect to the aggregate amount of options exercised during the last fiscal year, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value thereof:

			Number of Unexercised in		Value of Unexercised in
			the Money Options		the Money Options
	Shares		at Fiscal Year End		at Fiscal Year End(1)
	Acquired on	Value
Current Executive Officers	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher Oddleifson	—	—	50,000	—	$214,525	—

Raymond G. Fuerschbach	—	—	44,559	7,666	$646,402	$48,790

Ferdinand T. Kelley	19,296	$201,858	40,052	11,999	$518,873	$76,356

Edward H. Seksay	15,675	$200,075	8,859	8,791	$66,235	$55,928

Denis K. Sheahan	—	—	31,343	9,932	$391,996	$63,204

			Number of Unexercised in		Value of Unexercised in
			the Money Options		the Money Options
	Shares		at Fiscal Year End		at Fiscal Year End(1)
	Acquired on	Value
Retired Executive Officers	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas H. Philipsen	40,800	$193,014	—	—	—	—

Richard F. Driscoll	24,172	$323,405	18,158	11,999	$159,849	$76,356

(1)	Based upon an average market price for the Company’s Common Stock as of December 31, 2003 of $28.70.

Retirement Plan for Employees of Rockland Trust Company

      The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service.

	Years of Service

Final Average Compensation	10	15	20	25	30	35

$50,000	$7,142	$10,713	$14,284	$17,855	$19,105	$20,355

$100,000	$17,142	$25,713	$34,284	$42,855	$45,355	$47,855

$150,000	$27,142	$40,713	$54,284	$67,855	$71,605	$75,355

$200,000 and higher	$37,142	$55,713	$74,284	$92,855	$97,855	$102,855

      Defined Benefit Pension Plan. In 1994, the Rockland Trust Retirement Plan (the “Defined Benefit Plan”) formula was amended for participants who retired in 1995 and subsequent years of service. The annual normal retirement benefit under the Defined Benefit Plan is equal to (a) 2.0% of final average compensation less (b) .65% of covered compensation as defined for Social Security purposes (“Covered Compensation”) times (c) years of service to 25. For participants who had completed 20 or more years of service at December 31, 1994 an additional benefit of .5% times final average compensation times service in excess of 25 years, but not exceeding ten additional years, is provided.

      Examples of approximate annual benefits at normal retirement under the formula are shown above using the 2003 Covered Compensation amount of $9,444 for the offset percentages of the Defined Benefit Plan.

      Benefits for 2003 consider only the first $200,000 of compensation earned by an executive. On December 31, 2003 the CEO and four other most highly compensated current executive officers and retired executive officers Mr. Philipsen and Mr. Driscoll have earned credit service under the plan as follows:

Current Executive Officers	Credited Service

Christopher Oddleifson	0 begins benefit service in 2004

Raymond G. Fuerschbach	10

Ferdinand T. Kelley	10

Edward H. Seksay	2.5 but not vested

Denis K. Sheahan	6.5

Retired Executive Officers	Credited Service

Douglas H. Philipsen	10.6

Richard F. Driscoll	11

      The Defined Benefit Plan benefit formula for service prior to 1994 is equal to (a) one and one-half percent (1.5%) of a participant’s final average compensation times his credited service up to 10 years; plus (b) two percent (2%) of his final average compensation times his credited service in excess of 10 years (provided that not more than 20 years of service shall be considered); plus (c) one-half percent (0.5%) of his final average compensation times his credited service in excess of 30 years (provided that no more than 5 years of service over 30 years shall be considered), less the smaller of (i) or (ii) described as follows: (i) sixty-five hundredths of a percent (0.65%) times the participant’s years of service up to 35, times the lesser of his average annual compensation or his Covered Compensation; or (ii) one-half ( 1/2) the sum of (a), (b) and (c) above, substituting the lesser of average annual compensation or Covered Compensation for final average compensation, if less. Defined Benefit Plan participants are eligible at normal retirement for the benefit derived from the current formula or, if greater, the benefit for service under the prior Defined Benefit Plan formula.

      In January 1997, the Defined Benefit Plan was joined with The Financial Institutions Retirement Fund (“FIRF”). This merger has provided significant expense reductions which began impacting Rockland Trust in

1997 while continuing to provide the benefit structure discussed above. In 2003, the Company made a payment of $841,000 to FIRF to maintain continued full funding of its Defined Benefit Pension Plan.

VIII.	Ownership of Common Stock and Related Matters

A. Common Stock Beneficially Owned by any Entity with 5% or More of Common Stock and Owned by Directors and Executive Officers

      The following table sets forth the beneficial ownership of the Common Stock as of January 30, 2004, with respect to (i) any person or entity who is known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each Director, (iii) each of the current executive officers, and (iv) all Directors and current executive officers of the Company as a group.

	Amount and
	Nature of
	Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class(1)

Private Capital Management	1,402,000(2)	9.57%
8889 Pelican Bay Blvd Naples, Florida 34108

The Banc Funds Company, L.L.C.	796,985(2)	5.44%
208 S. LaSalle Street Chicago, Illinois 60604

John Hancock Advisers, Inc.	735,000(2)	5.02%
101 Huntington Avenue Boston, Massachusetts 02199

Richard S. Anderson	26,667(3)	**

W. Paul Clark	178,986(4)	1.22%

Alfred L. Donovan	43,862(5)	**

Raymond G. Fuerschbach*	60,575(6)	**

Amy A. Geogan*	8,522(7)	**

Benjamin A. Gilmore, II	14,021(8)	**

E. Winthrop Hall	24,210(9)	**

Edward F. Jankowski*	24,136(10)	**

Kevin J. Jones	83,198(11)	**

Ferdinand T. Kelley*	71,072(12)	**

Christopher Oddleifson*	73,150(13)	**

Edward H. Seksay*	27,437(14)	**

Denis K. Sheahan*	54,445(15)	**

Richard H. Sgarzi	148,946(16)	1.02%

John H. Spurr, Jr.	333,888(17)	2.28%

Robert D. Sullivan	36,170(18)	**

Brian S. Tedeschi	88,731(19)	**

Thomas J. Teuten	325,863(20)	2.22%

Directors and executive officers of the Company as a group (19 Individuals)	1,385,957(21)	9.46%

*	Executive Officer of the Company and/or Rockland Trust

(1)	Percentages are not reflected for individuals whose holdings represent less than 1%. The information contained herein is based on information provided by the respective individuals and filings pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) as of January 31, 2004. Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, all shares are beneficially owned by the respective individuals. Shares of Common Stock which are subject to stock options exercisable within 60 days of January 31, 2004 are deemed to be outstanding for the purpose of computing the amount and percentage of outstanding Common Stock owned by such person. See section entitled “Summary Compensation Table And Stock Option Grants.”

(2)	Shares owned as of September 30, 2003.

(3)	Includes 7,000 shares which Mr. Anderson has a right to acquire immediately through the exercise of stock options granted pursuant to the Company’s 1996 Non-Employee Directors’ Stock Option Plan (the “Directors’ Option Plan”).

(4)	Includes 44,752 shares owned by Paul Clark, Inc. and 5,556 shares owned by Paul Clark Trust, as to which Mr. Clark has sole voting and investment power, and 12,729 shares owned by Mr. Clark’s wife, as to which shares Mr. Clark has shared voting and investment power. Includes 12,000 shares which Mr. Clark has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors’ Option Plan.

(5)	Includes 12,000 shares which Mr. Donovan has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors’ Option Plan. Includes 2,674 shares held by Ellien L. Donovan Trust of which Mr. Donovan has a beneficial interest.

(6)	Includes 49,692 shares which Mr. Fuerschbach has a right to acquire within 60 days of January 31, 2004 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan.

(7)	Includes 745 shares owned by Ms. Geogan and her husband, jointly, and 777 shares owned by her husband’s law firm.

(8)	Includes 866 shares owned by Mr. Gilmore and his wife, jointly, and 581 shares owned by his wife, individually. Mr. Gilmore shares voting and investment power with respect to such shares. Includes 7,000 shares which Mr. Gilmore has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors’ Option Plan.

(9)	Includes 12,000 shares which Mr. Hall has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors’ Option Plan.

(10)	Includes 16,175 shares which Mr. Jankowski has a right to acquire within 60 days of January 31, 2004 through the exercise of stock options granted pursuant to the 1997 Plan.

(11)	Includes 6,956 shares owned by his wife, individually and 30,000 shares owned by his children. Includes 5,000 shares owned by Plumbers’ Supply Company, of which Mr. Jones is Treasurer. Mr. Jones shares voting and investment power with respect to such shares. Includes 11,000 shares which Mr. Jones has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors’ Option Plan.

(12)	Includes 118 shares owned by Mr. Kelley and his wife jointly, and 45,110 shares which Mr. Kelley has a right to acquire within 60 days of January 31, 2004 through the exercise of stock options granted pursuant to the 1997 Plan.

(13)	Includes 50,000 shares which Mr. Oddleifson has a right to acquire within 60 days of January 31, 2004 through the exercise of stock options granted pursuant to the 1997 Plan.

(14)	Includes 14,742 shares which Mr. Seksay has a right to acquire within 60 days of January 31, 2004 through the exercise of stock options granted pursuant to the 1997 Plan.

(15)	Includes 37,992 shares which Mr. Sheahan has a right to acquire within 60 days of January 31, 2004 through the exercise of stock options granted pursuant to the 1997 Plan.

(16)	Includes 12,000 shares which Mr. Sgarzi has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors’ Option Plan.

(17)	Includes 12,995 shares held in various trusts, as to which Mr. Spurr is a trustee and, as such, has voting and investment power with respect to such shares. Includes 557 shares owned by Mr. Spurr’s wife, individually and 300,613 shares owned of record by A. W. Perry Security Corporation, of which Mr. Spurr is President.

(18)	Includes 12,036 shares held in various trusts, as to which Mr. Sullivan is a trustee and, as such, has voting and investment power with respect to such shares. Includes 8,132 shares owned by Sullivan Companies Retirement Trust on which Mr. Sullivan is a Trustee. Includes 7,000 shares which Mr. Sullivan has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors’ Option Plan.

(19)	Includes 1,200 shares owned by Mr. Tedeschi’s wife individually. Includes 12,000 shares which Mr. Tedeschi has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors’ Option Plan.

(20)	Includes 7,491 shares owned by Mr. Teuten’s wife individually, 2,000 shares held in a trust of which Mr. Teuten is a co-trustee and his wife is a beneficiary, 2,000 shares held in a trust over which Mr. Teuten has investment power and his wife is a remainderman, and 300,613 shares owned of record by A.W. Perry Security Corporation, of which Mr. Teuten is Chairman of the Board. Mr. Teuten shares investment and voting power with respect to such shares. Includes 12,000 shares which Mr. Teuten has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors’ Option Plan.

(21)	This total has been adjusted to eliminate any double counting of shares beneficially owned by more than one member of the group.

B. Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors to file reports on Forms 3, 4, and 5 to indicate ownership and changes in ownership of Common Stock with the SEC and to furnish the Company with copies of such reports.

      Based solely upon a review of the copies of such forms and amendments thereto and upon written representations that no Forms 5’s were required to be filed, the Company believes that during the year ending December 31, 2003, all Section 16(a) filing requirements applicable to the Company’s executive officers and Directors were complied with, except as follows:

      Rockland Trust provides investment management services to the Arthur P. Wilcox Trust. The settlor of the Wilcox Trust, who is an extended family member of Director Thomas J. Teuten, has directed Rockland Trust to consult Director Teuten on investment decisions. On April 24, 2003 Rockland Trust, acting pursuant to prior written direction, sold 500 shares of the Company’s Common Stock on behalf of the Wilcox Trust. The Rockland Trust employee overseeing that sale, however, due to an inadvertent error, failed to notify the Clerk of the Company about that sale until July 2003. As a consequence, the Clerk of the Company did not file a Form 4 for the April 24, 2003 Wilcox Trust transaction until July 2003.

C. Comparative Stock Performance Graph

      The stock performance graph below compares the cumulative total stockholder return of the Common Stock from December 31, 1998 to December 31, 2003 with the cumulative total return of the NASDAQ Market Index (U.S. Companies) and the NASDAQ Bank Stock Index. The lines in the table below represent monthly index levels derived from compounded daily returns that include all dividends. If the monthly interval, based on the fiscal year end was not a trading day, the preceding trading day was used. The index level for all series was set to 100.0 on December 31, 1998.

Period Ending

Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Independent Bank Corp.	100.00	74.08	76.66	135.24	146.50	185.75
NASDAQ — Total US	100.00	185.95	113.19	89.65	61.67	92.90
SNL NASDAQ Bank Index	100.00	96.08	110.92	120.73	124.18	160.28
NASDAQ Bank Index*	100.00	96.15	109.84	118.92	121.74	156.62

*	Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2004. Used with permission. All rights reserved. crsp.com.

IX.	Stockholder Communications to Board, Stockholder Proposals for Next Annual Meeting, and Submission of Stockholder Director Nominations

      The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond if and as appropriate. Absent unusual circumstances or as expressly contemplated by Committee charters, the General Counsel of the Company will (1) be primarily responsible for monitoring communications from stockholders and (2) will provide copies or summaries of such communications to the Board as he considers appropriate.

      Communications will be forwarded to all Directors if they relate to substantive matters and include suggestions or comments that the General Counsel of the Company considers to be important for the Board to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

      Stockholders who wish to send communications on any topic to the Board should submit them, in writing, to the Clerk, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370.

      In accordance with the Company’s By-Laws and its Charter, the Joint Nominating Committee considers director nominees submitted by shareholders. The Company’s By-Laws, a complete copy of which are attached as an Exhibit to the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2002, require shareholders to submit Director nominations to the Company not less than 75 days nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting. The nomination must set forth the name, age, business address, residence address, occupation, and amount of Common Stock held by the director nominee, as well as the written consent of the nominee. The stockholder must also include his or her name, record address, and amount of Common Stock held in the nomination. The stockholder must make certain further representations, as set forth in the Company’s By-Laws. Shareholders should submit any Director nominations, in writing, to the Clerk, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370.

      Any stockholder who wishes to present a proposal for consideration by all of the Company’s stockholders at the next Annual Meeting (which is tentatively scheduled for April 21, 2005) will be required, pursuant to Rule 14a-8 under the Exchange Act, to deliver the proposal to the Company between December 19, 2004 and February 2, 2005. In the event the Company receives notice of a stockholder proposal to take action at next year’s annual meeting of stockholders that is not submitted for inclusion in the Company’s proxy material, or is submitted for inclusion but is properly excluded from the proxy material, the persons named in the proxy sent by the Company to its stockholders intend to exercise their discretion to vote on the stockholder proposal in accordance with their best judgment if notice of the proposal is not received at the Company’s principal executive offices by February 7, 2005. Please forward any stockholder proposals, in writing, to the Clerk, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370.

X.	Solicitation of Proxies and Expenses of Solicitation

      The Proxy accompanying this Proxy Statement is solicited by the Board of the Company. Proxies may be solicited by officers, Directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Also, Georgeson Shareholder Communications may solicit proxies at an approximate cost of $6,500.00 plus reasonable expenses. Such solicitations may be made personally or by mail, facsimile, telephone, telegraph, messenger, or via the Internet. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

XI.	Annual Report and Form 10-K

      A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2003, which includes the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2003 (without attached exhibits), is being mailed with this Proxy Statement to all stockholders of the Company. The Form 10-K is not part of the proxy solicitation material.

By Order of the Board of Directors

Linda M. Campion
Clerk

Exhibit A

JOINT AUDIT COMMITTEE CHARTER As Approved February 12, 2004

Joint Audit Committee

      The Boards of Directors of Independent Bank Corp. (the “Company”) and Rockland Trust Company (“Rockland Trust”) have established a Joint Audit Committee and approved this Charter to outline its role and duties.

      1. Role of Joint Audit Committee The Joint Audit Committee shall assist the Board in monitoring: (1) the integrity of the financial statements of the Company and of Rockland Trust; (2) the compliance by the Company and Rockland Trust with legal and regulatory requirements; and, (3) the independence and performance of the internal and external auditors of the Company and of Rockland Trust. The Joint Audit Committee shall:

•	Review and reassess the adequacy of this Charter not less than annually, recommend any proposed changes to the Board for approval, and have it published at least once every three years in accordance with the requirements of the Securities and Exchange Commission (the “SEC”).

•	Review the annual audited financial statements with management, including any significant issues regarding accounting and auditing principles, practices and judgments as well as the adequacy of internal controls that could significantly affect them.

•	Review quarterly and annually an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of financial statements, including an analysis of the effect of the application of any alternative methods of generally accepted accounting principles (“GAAP”) on financial statements.

•	Review quarterly and annually with management and the independent auditor critical accounting policies and the effect of regulatory and accounting initiatives as well as any off-balance sheet arrangements on financial statements.

•	Review with management and the independent auditor the quarterly financial statements prior to the filing of the Company’s Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements and discuss the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q.

•	Review with management and the independent auditor the annual financial statements prior to the filing of the Company’s Form 10-K, including the results of the independent auditor’s reviews of the annual financial statements and discuss the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-K.

•	Review quarterly and annually major changes to the auditing and accounting principles and practices as suggested by the independent auditor, internal auditors, or management.

•	Be directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditor (including the resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing and issuing an audit report or related work. The Company’s independent auditor shall be ultimately accountable to the Joint Audit Committee.

•	Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

•	Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss those reports with the auditor, and consider whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

•	Evaluate the performance of the independent auditor, and, if so determined by the Joint Audit Committee, replace the independent auditor.

•	Periodically review and approve the Internal Audit Department Charter.

•	Review the Internal Audit Department’s Annual Audit Plan.

•	Review the appointment of the Director of Internal Audit and review the performance of the Director of Internal Audit annually.

•	Review the significant reports to management prepared by the Internal Auditing Department and management’s responses thereto.

•	Meet with the independent auditor to review and approve the engagement letter and audit fees.

•	Review the quarterly Loan Review Reports completed by the outside loan review firm and management’s responses thereto.

•	Discuss with the independent auditor the matters required to be discussed by AICPA Statement on Auditing Standards No. 61 relating to the conduct of the audit.

•	Review with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding financial statements or accounting policies.

•	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the response to that letter. Such review should include: (a) any difficulties encountered in the course of the audit, including any restrictions on the scope of activities or access to required information, and any disagreements with management; (b) any changes required in the planned scope of the internal audit; (c) the Internal Audit Department responsibilities, budget, and staffing.

•	In consultation with management, the independent auditor, and the internal auditors, consider the integrity of the Company’s financial reporting processes and disclosure controls, including any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls. In connection therewith, review disclosures made to the Joint Audit Committee by the Company’s CEO and CFO during their certification process for the Company’s annual and quarterly reports filed with the SEC regarding any significant deficiencies in the design or operation of internal controls or material weakness therein and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

•	Review and approve the Audit Committee report required by the rules of the SEC to be included in the annual Proxy Statement.

•	Monitor compliance with the Company’s Code of Ethics and the Company’s Insider Trading Policy.

•	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Review quarterly and annually with the General Counsel legal matters that may have a material impact on financial statements, compliance policies, and any material reports or inquiries received from regulators or governmental agencies.

•	Meet quarterly with the Director of Internal Audit and the independent auditor in executive sessions.

•	Review any regulatory examination reports and management’s response thereto to ensure that management has taken appropriate actions.

•	Review assessment of compliance with laws and regulations as presented by the Compliance Officer and ensure that management has taken appropriate actions.

      While the Joint Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Joint Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent auditor.

      2.     Joint Audit Committee Members The Joint Audit Committee shall consist of at least three members as determined by the Board, each of whom shall be an “independent” Director, as defined under the rules of the NASDAQ Stock Market and under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC. All members of the Joint Audit Committee shall have a basic understanding of finance and accounting and the regulatory requirements of the Company’s industry and shall be able to read and understand fundamental financial statements, including a balance sheet and cash flow and income statements. At least one member of the Joint Audit Committee shall be an “audit committee financial expert” as defined by the SEC and NASDAQ Rule 4350. The members of the Joint Audit Committee shall be elected by the Board at the annual organizational meeting of the Board to serve until their successors are duly elected and qualified.

      The Joint Audit Committee is currently comprised of the following members:

               John H. Spurr, Jr., Chairman of Joint Audit Committee

               Robert D. Sullivan, Vice Chairman of Joint Audit Committee
               W. Paul Clark
               Alfred L. Donovan
               E. Winthrop Hall

      The Board has determined that John H. Spurr, Jr., Chairman of the Joint Audit Committee, is an “audit committee financial expert” as defined by the SEC and NASDAQ Rule 4350.

      3.     Meetings of Joint Audit Committee The Joint Audit Committee shall meet at least four times a year. The Joint Audit Committee may also schedule additional special meetings when the Committee deems it necessary or advisable to do so. Directors appointed to the Joint Audit Committee are expected to attend all regularly scheduled meetings of the Committee and to strive to attend any additional special meetings which are held. The Joint Audit Committee shall report its actions to the Board of Directors as soon as reasonably possible after each of its meetings. The Joint Audit Committee shall retain written minutes of its meetings, which minutes shall be filed with the minutes of the Board.

      4.     Pre-approval of Audit and Non-Audit Services Performed by Independent Auditor The Committee shall approve the terms for retention and fees to be paid to the independent auditor for audit services. The Committee shall also approve the terms and fees for the retention of the independent auditor for any non-audit service.

      The Committee has, in addition to the annual engagement for audit services, also pre-approved other audit services that only the independent auditor can reasonably provide, as follows: (a) statutory audits or financial audits for subsidiaries or affiliates of the Company or the Bank; (b) services associated with SEC registration statements, periodic reports, and other documents filed with the SEC, or other documents issued in connection with security filings; and, (c) consultations with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard setting bodies. The Committee’s pre-approval for these services, however, is limited to a maximum fee of $10,000, and any proposed services exceeding a fee of $10,000 must either be approved by the Committee or approved pursuant to the delegation of pre-approval authority described below.

      The Committee also believes that audit-related services, such as assurances and related services, are reasonably related to the performance of the audit or review of financial statements and are traditionally performed by the independent auditor. The Committee believes that the provision of audit-related services does not impair the independence of the auditor, and has pre-approved the following audit-related services: (a) due diligence services pertaining to potential business acquisitions; (b) financial statement audits of employee benefit plans; (c) agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting, or regulatory control matters; (d) internal control reviews and assistance with internal control reporting requirements; and, (e) consultations with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard setting bodies. The Committee’s pre-approval for these services, however, is limited to a maximum fee of $10,000, and any proposed services exceeding a fee of $10,000 must either be approved by the Committee or approved pursuant to the delegation of pre-approval authority described below.

      The Committee also believes that the independent auditor can provide tax services such as tax compliance, tax planning, and tax advice without impairing the auditor’s independence. The Committee has pre-approved the following tax services: (a) federal, state, and local tax planning and advice; (b) federal, state and local tax compliance; and, (c) review, preparation, and filing of federal, state, and local tax returns. The Committee’s pre-approval for these services, however, is limited to a maximum fee of $10,000, and any proposed services exceeding a fee of $10,000 must either be approved by the Committee or approved pursuant to the delegation of pre-approval authority described below.

      The Board has, in addition, delegated to John H. Spurr, Jr., Chairman of the Joint Audit Committee, the authority to pre-approve, in the interim between meetings of the Joint Audit Committee, the performance of any services by the independent auditor. Mr. Spurr is required to report any pre-approval decisions to the Joint Audit Committee at its next meeting.

      With respect to each pre-approved service, the independent auditor will provide detailed, back-up documentation to the Joint Audit Committee regarding the specific services provided and the Company shall disclose the pre-approval of any non-audit service to the Company’s investors in the Company’s next annual or quarterly report filed with the SEC.

      5.     Access to Advisors, Officers, and Employees The Joint Audit Committee has the authority to retain special legal, accounting, or other advisors. The Company shall provide appropriate funding, as determined by the Joint Audit Committee, for payment of compensation to (i) the outside auditor employed by the Company to render or issue an audit report, and (ii) any advisors referred to in the immediately preceding sentence employed by the Joint Audit Committee. The Joint Audit Committee may request any officer or employee of the Company or Rockland Trust, any outside counsel, or any independent auditor to attend a meeting of the Joint Audit Committee or to meet with any members of, or advisors to, the Joint Audit Committee.

[3671 — INDEPENDENT BANK CORP. revised proxy] [FILE NAME: ZINB52.ELX] [VERSION- F2(1)] [03/08/04] [orig. 03/04/04]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZINB52

INDEPENDENT BANK CORP.

THIS PROXY IS SOLICITED BY THE INDEPENDENT BANK CORP. BOARD OF DIRECTORS

The undersigned stockholder, having received a Notice of Meeting and Proxy Statement of the Board of Directors dated March 10, 2004 (hereinafter the “Proxy Statement”), hereby appoint(s) Linda M. Campion and Tara M. Villanova, or any one or more of them, attorneys or attorney of the undersigned (with full power of substitution in them and in each of them), for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Independent Bank Corp. to be held at the Plimoth Plantation, 137 Warren Avenue on Route 3A, Plymouth, Massachusetts on Thursday, April 22, 2004, at 3:30 p.m., local time, and any adjournment or adjournments thereof, and there to vote and act in regard to all powers the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act in accordance with the instructions set forth below. Attendance at the Annual Meeting or any adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall, prior to the voting of shares, give written notice to the Clerk of the Company of his or her intention to vote in person. If a fiduciary capacity is attributed to the undersigned, this proxy is signed in that capacity.

The undersigned hereby confer(s) upon Linda M. Campion and Tara M. Villanova, and each of them, discretionary authority to vote (a) on any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the Annual Meeting, and (b) with respect to the selection of directors in the event any nominee for director is unable to stand for election due to death, incapacity, or other unforeseen emergency.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

INDEPENDENT BANK CORP.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/indb

OR

Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[3671 — INDEPENDENT BANK CORP. revised proxy] [FILE NAME: ZINB51.ELX] [VERSION — F1(2)] [03/09/04] [orig. 03/04/04]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZINB51

☒	Please mark votes as in this example.

3671

1.	Reelection of Class II Directors.

Whether to reelect (01) W. Paul Clark, (02) Benjamin A. Gilmore, II, (03) Christopher Oddleifson, and (04) John H. Spurr, Jr. to serve as Class II Directors. The Joint Nominating Committee of the Independent Bank Corp. Board of Directors recommends that you vote “FOR ALL NOMINEES”.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐	For all nominees except as noted above

     INDEPENDENT BANK CORP.

2.	To consider and act upon any matters incidental to any of the foregoing purposes, and any other business which may properly come before the Annual Meeting or any adjournments thereof.

SHARES OF THE COMPANY’S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF RETURNED BUT NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE REELECTION OF THE BOARD NOMINEES AND, OTHERWISE AT THE DISCRETION OF THE PROXY-HOLDERS. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

PLEASE VOTE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

MARK HERE FOR ADDRESS CHANGE	☐

Please be sure to sign and date this Proxy.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: